As filed with the Securities and Exchange Commission on June 18, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bionomics Limited

(Exact name of Registrant as specified in its charter)

Australia	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Greenhill Road
Eastwood, SA 5063

Australia

+61 8 8150 7400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bionomics Inc.
Spyridon “Spyros” Papapetropoulos, M.D.

Chief Executive Officer

spyros@bionomics.com.au

2710 Gateway Oaks Drive, Suite 150N

Sacramento, CA 95833
+1 (786) 201 8066

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Theodore Ghorra	Andrew Reilly
Rimon PC	Rimon Law Pty Ltd
100 Park Avenue, 16th Floor	Level 2, 50 Bridge Street
New York, NY 10017	Sydney, NSW 2000, Australia
+1 212 515 9979	+61 2 9055 6965
theodore.ghorra@rimonlaw.com	andrew.reilly@rimonlaw.com

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

Subject to completion, dated June 18, 2024

Bionomics Limited

3,641,213,340 Ordinary Shares

represented by 20,228,963 American Depositary Shares

This prospectus relates to the offer and resale from time to time by the selling shareholder identified in this prospectus (the “Selling Shareholder”) of up to 3,641,213,340 ordinary shares of Bionomics Limited as represented by 20,228,963 American Depositary Shares (“ADS”), all of which were initially issued by us pursuant to the Securities Purchase Agreement dated as of May 31, 2024 by and between us and the Selling Shareholder. Each ADS represents 180 ordinary shares.

The Selling Shareholder will receive all the proceeds from any sales of ADSs offered pursuant to this prospectus. We will, however, receive proceeds from any exercise of warrants by the Selling Shareholder. We will pay the expenses associated with registering the sales of ADSs by the Selling Shareholder.

The Selling Shareholder will bear the commissions and discounts, if any, attributable to any sale of the ADSs by Selling Shareholder. The Selling Shareholder may sell the ADSs at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. ADSs may be sold at the market price at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of ADSs. See “Plan of Distribution” for more information.

The ADSs are listed on The Nasdaq Global Market under the symbol “BNOX”.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated ___, 2024

i

ABOUT THIS PROSPECTUS

This prospectus only provides you with a general description of the securities being offered. This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (“SEC”). You should rely only on the information contained in or incorporated by reference into this prospectus or contained in any free writing prospectus prepared by or on behalf of us or to which we have referred you.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Incorporation of Documents by Reference.” You should read this prospectus, together with additional information described below under the heading “Where You Can Find Additional Information,” and “Incorporation of Documents by Reference” before deciding whether to invest in any of the ADSs being offered by the Selling Shareholder. For a more complete understanding of the offering of the ADSs, you should refer to the registration statement, including the exhibits. You may access the registration statement, exhibits and other reports we file with the SEC on the SEC’s website.

The information in this prospectus is accurate as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Neither the delivery of this prospectus nor the sale of any securities means that information contained in this prospectus is correct after the date of this prospectus or as of any other date. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

Unless otherwise indicated or the context implies otherwise:

●	“we,” “us,” or “our” refers to Bionomics Limited, an Australian corporation, and its consolidated subsidiaries;

●	“shares” or “ordinary shares” refers to our ordinary shares;

●	“ADSs” refers to American Depositary Shares, each of which represents 180 ordinary shares; and

●	“ADRs” refers to American Depositary Receipts, which evidence the ADSs.

We use our registered and unregistered trademarks, including Bionomics™, in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Our reporting and functional currency is the Australian dollar. Solely for the convenience of the reader, this prospectus contains translations of some Australian dollar amounts into U.S. dollars at specified rates. Except as otherwise stated in this prospectus, all translations from Australian dollars to U.S. dollars are based on the rate published by the Reserve Bank of Australia on the date indicated. No representation is made that the Australian dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

All references to “$” in this prospectus refer to Australian dollars or U.S. dollars, as the context requires based on the foregoing. All references to “A$” in this prospectus mean Australian dollars. All references to “US$” in this prospectus mean U.S. dollars.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

Unless otherwise indicated, the consolidated financial statements and related notes incorporated by reference in this prospectus have been prepared in accordance with International Accounting Standards and also comply with International Financial Reporting Standards, or IFRS, and interpretations issued by the International Accounting Standards Board.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements are contained principally in “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In some cases, you can identify forward-looking statements by the following words: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Statements regarding our future results of operations and financial position, growth strategy and plans and objectives of management for future operations are forward-looking statements.

Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends which affect or may affect our business, operations and industry. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties.

Many important factors could adversely impact our business and financial performance, including but not limited to those discussed in “Risk Factors” of this prospectus and the following:

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates and other positive results;

●	the timing and focus of our clinical trials and preclinical studies, and the reporting of data from those trials and studies;

●	our plans relating to commercializing any product candidates, including the geographic areas of focus and sales strategy;

●	the market opportunity and competitive landscape for our product candidates, including our estimates of the number of patients who suffer from the conditions we are targeting;

●	the success of competing therapies that are or may become available;

●	our estimates of the number of patients that we will enroll in our clinical trials;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	the timing of initiation and completion, and the progress of our drug discovery and research programs;

●	the timing or likelihood of regulatory filings and approvals for our product candidates for various diseases;

●	our ability to obtain and maintain regulatory approval of our product candidates;

●	our plans relating to the development of our product candidates, including additional indications we may pursue;

●	existing regulations and regulatory developments in the United States, Australia, Europe and other jurisdictions;

●	risks associated with any pandemic that could adversely impact our preclinical studies and clinical trials;

●	our plans and ability to obtain, maintain, protect and enforce our intellectual property rights and our proprietary technologies, including extensions of existing patent terms where available;

●	our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

●	our plans regarding any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our product candidates;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements, needs for additional financing and the impact of a fluctuating currency exchange on these estimates;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our anticipated use of our existing resources;

●	cyber security risks and any failure to maintain the confidentiality, integrity and availability of our computer hardware, software and internet applications and related tools and functions;

●	our expectations regarding our ceasing to be exempt as a “foreign private issuer” from a number of rules under the U.S. securities laws and Nasdaq corporate governance rules; and

●	other risks and uncertainties, including those listed under “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These advantages include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation in our periodic reports (if any), proxy statements (if any) and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur prior to the end of such five-year period, our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, then we will cease to be an emerging growth company prior to the end of such five-year period.

We may elect to take advantage of reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference herein and does not contain all the information that may be important to you in making your investment decision. In addition to this summary, before investing in our securities, you should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors”. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a clinical-stage biopharmaceutical company developing novel, allosteric ion channel modulators designed to transform the lives of patients suffering from serious central nervous system (“CNS”) disorders with high unmet medical need. Ion channels serve as important mediators of physiological function in the CNS and the modulation of ion channels influences neurotransmission that leads to downstream signaling in the brain. The α7 nicotinic acetylcholine (“ACh”) receptor (“α7 receptor”) is an ion channel that plays an important role in driving emotional responses and cognitive performance. Utilizing our expertise in ion channel biology and translational medicine, we are developing orally active small molecule negative allosteric modulators (“NAMs”) to treat anxiety and stressor-related disorders. In addition, through a long-standing strategic partnership with Merck & Co., Inc., in the United States and Canada (“MSD”), we are also developing positive allosteric modulators (“PAMs”) of the α7 receptor to treat cognitive dysfunction. Bionomics’ pipeline also includes preclinical assets that target Kv3.1/3.2 and Nav1.7/1.8 ion channels being developed for CNS conditions of high unmet need.

You should carefully consider the information on our business activities and strategies disclosed in Item 4 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), and the Half-Year Report for the six months ending December 31, 2023, disclosed in Form 6-K filed on March 15, 2024, each of which are herein incorporated by reference.

Private Placement

On May 31, 2024, we entered into a Securities Purchase Agreement with the Selling Shareholder to sell the following securities in a private placement (the “Private Placement”):

●	233,367,480 ordinary shares as represented by 1,296,486 restricted ADSs (ie, not registered under the Securities Act) at a price of US$0.99 per ADS;

●	a pre-funded warrant to purchase up to 6,279,905 ADSs at an exercise price of US$0.0001 per ADS (the “Pre-Funded Warrant”); and

●	an accompanying 5-year warrant to purchase up to 12,652,572 ADSs at an exercise price of US$0.99 per ADS (the “Accompanying Warrant” and, together with the Pre-Funded Warrant, the “Warrants”).

Upon the closing of the Private Placement on June 4, 2024, we received proceeds of US$7.5 million, before deducting offering expenses payable by us. We intend to use the net proceeds to fund the advancement of BNC210’s registrational programs in both social anxiety disorder and post-traumatic stress disorder, business development activities, working capital and general corporate purposes.

Under the terms of the Securities Purchase Agreement and the Warrants, the Selling Shareholder may not beneficially own more than 9.9% of the Company’s outstanding ordinary shares at any time. Otherwise, the Pre-Funded Warrant is immediately exercisable and remains exercisable until exercised in full. The Accompanying Warrant is immediately exercisable and remains exercisable until June 2, 2029 except to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares that would exceed 4.99% of our then outstanding ordinary shares following such exercise.

This prospectus relates to the offer and potential sale by the Selling Shareholder of those ordinary shares (including the ordinary shares issuable upon exercise of the Warrants) represented by ADSs sold in the Private Placement.

For further details of the Private Placement, see “Private Placement” and “Material Contracts – Securities Purchase Agreement for Private Placement” as well as the information disclosed in our Form 6-K filed on June 3, 2024, which Form 6-K and the exhibits filed therewith are incorporated by reference herein.

The Offering

Securities offered by the Selling Shareholders	20,228,963 ADSs, representing 3,641,213,340 ordinary shares (including 3,407,845,860 ordinary shares issuable upon the exercise of Warrants).

The ADSs	Each ADS represents 180 ordinary shares. The depositary (as identified below) is the holder of the ordinary shares underlying the ADSs and ADS holders have the rights provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, please see the section in the accompanying prospectus entitled “Description of American Depositary Shares.”

Depositary	Citibank, N.A.

Ordinary shares outstanding after the Offering, including shares underlying ADSs offered by the Selling Shareholder	2,384,539,964 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ADSs representing the ordinary shares offered hereby except that we may receive up to US$12.7 million upon exercise of the Warrants.

Nasdaq Global Market	“BNOX”.
Risk Factors

This investment involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus, as well as the information and documents incorporated by reference herein, for a discussion of risks you should consider carefully before making an investment decision.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. Below is a summary of certain factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all the risks that we face. Additional discussion of the risks summarized below, as well as other risks that we face, can be found under the heading “Risk Factors” contained or incorporated by reference in this prospectus.

●	Sales of a substantial amount of the ADSs in the public markets, as a result of the exercise of the Warrants or otherwise, could cause the market price of the ADSs to decline.

●	We face competition from entities that have developed or may develop product candidates for our target disease indications, including companies developing novel treatments and technology platforms based on modalities and technology similar to ours.

●	We are a clinical-stage biopharmaceutical company with no approved products. We have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We have never generated any revenue from product sales and may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

●	We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development programs, commercialization efforts or other operations.

●	Preclinical and clinical drug development is a lengthy and expensive process, with an uncertain outcome. Our preclinical and clinical programs may experience delays or may never advance, which would adversely affect our ability to obtain regulatory approvals or commercialize our product candidates on a timely basis or at all, which could have an adverse effect on our business.

●	If we experience delays or difficulties in the initiation, enrollment and/or retention of patients in clinical trials, our regulatory submissions or receipt of necessary regulatory approvals could be delayed or prevented.

●	The trading price of our ordinary shares has been volatile, and that of our ADSs may be volatile, and you may not be able to resell the ADSs at or above the price you paid.

●	An active trading market for the ADSs may not be maintained or be liquid enough for you to sell your ADSs quickly or at market price.

●	Your right as a holder of ADSs to participate in any future preferential subscription rights offering or to elect to receive dividends in ordinary shares may be limited, which may cause dilution to your holdings.

●	Our current or future product candidates may cause adverse or other undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if any.

●	We may have difficulties in attracting and retaining key personnel, and if we fail to do so our business may suffer.

●	We depend on collaboration partners to develop and commercialize our collaboration product candidates, including Merck and Carina Biotech. If our collaboration partners fail to perform as expected, fail to advance our collaboration product candidates or are unable to obtain the required regulatory approvals for our collaboration product candidates, the potential for us to generate future revenue from such product candidates would be significantly reduced and our business would be significantly harmed.

●	We currently rely, and expect to continue to rely, on third parties to conduct some or all aspects of our product manufacturing, research and preclinical and clinical testing, and these third parties may not perform satisfactorily.

●	We may not be able to protect our intellectual property rights throughout the world.

Corporate Information

Bionomics Limited is an Australian company incorporated in 1996. Our registered office is located at 200 Greenhill Road Eastwood, South Australia 5063 Australia, and our telephone number is +61 8 8150 7400. Our agent for service of process in the United States is CSC-Lawyers Incorporating Service, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, CA 95833. Our website address is www.bionomics.com.au. The information contained in, or accessible through, our website does not constitute part of this prospectus.

Implications of being a Foreign Private Issuer

We are currently a “foreign private issuer” (as defined in Rule 405 under the Securities Act). As a foreign private issuer, we have taken advantage of certain reduced disclosure and other requirements in this prospectus. Accordingly, the information contained this prospectus may be different than the information you receive from U.S. public companies in which you hold equity securities.

A company would cease to be a “foreign private issuer” if more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States. This assessment is made as of the end of the second fiscal quarter of each fiscal year and any loss of status as a foreign private issuer takes effect on the first day of the next fiscal year.

Bionomics will cease to qualify as a “foreign private issuer” on July 1, 2024 and will begin reporting as a domestic issuer under the Securities Exchange Act of 1934 from that date. See “Risk Factors - A loss of our status as a foreign private issuer could result in additional cost.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023, as derived from our financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis as to give effect to the gross proceeds of US$7,499,999 received from the first tranche of the Private Placement of (i) 233,367,480 ordinary shares as represented by 1,296,486 restricted ADSs and (ii) pre-funded warrants to purchase 6,279,905 ADSs.

The table below, however, does not present our capitalization on an as-adjusted basis to give effect to the issuance and sale of 3,407,845,860 ordinary shares represented by ADSs issuable upon exercise of the Warrants issued to the Selling Shareholder in the Private Placement. The holders of the Warrants are not obligated to exercise them and, as a result, there can be no assurance that the holders will do so.

	As of December 31, 2023
	Actual	As Adjusted*
	A$	A$

Cash and cash equivalents	14,866,263	25,831,174

Non-current borrowings	-	-
Lease liabilities	176,669	176,669

Equity:
Issued capital (1,924,808,444 ordinary shares outstanding as of December 31, 2023; 2,384,539,964 ordinary shares, as adjusted)	233,823,665	244,788,576
Reserves	13,835,261	13,835,261
Accumulated losses	(218,625,845)	(218,625,845)
Total equity	29,033,081	39,997,992

Total capitalization	29,033,081	39,997,992

*	The proceeds from the Private Placement were converted from U.S. dollars to Australian dollars based on the rate published by the Reserve Bank of Australia on December 29, 2023, which was A$1.00 = US$0.6840.

PRIVATE PLACEMENT

On May 31, 2024, we sold to the Selling Shareholder in the Private Placement: (i) 233,367,480 ordinary shares as represented by 1,296,486 restricted ADSs at a price of US$0.99 per ADS; (ii) the Pre-Funded Warrant to purchase up to 6,279,905 ADSs at an exercise price of US$0.0001 per ADS and (iii) the Accompanying Warrant to purchase up to 12,652,572 ADSs at an exercise price of US$0.99 per ADS.

Upon the closing of the Private Placement on June 4, 2024, we received proceeds of approximately US$7.5 million, before deducting offering expenses payable by us. We intend to use the net proceeds to fund the advancement of BNC210’s registrational programs in both social anxiety disorder and post-traumatic stress disorder, business development activities, working capital and general corporate purposes.

Under the terms of the Securities Purchase Agreement and the Warrants, the Selling Shareholder may not beneficially own more than 9.9% of the Company’s outstanding ordinary shares at any time.

The Pre-Funded Warrant is immediately exercisable and remains exercisable until exercised in full. The Accompanying Warrant is immediately exercisable and remains exercisable until June 2, 2029. However, the Selling Shareholder may not exercise the Accompanying Warrant to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares that would exceed 4.99% of our then outstanding ordinary shares following such exercise.

This prospectus relates to the offer and sale by the Selling Shareholder of those ordinary shares (including the ordinary shares issuable upon exercise of the Warrants) represented by ADSs sold in the Private Placement.

You should carefully consider the information on the Private Placement disclosed in Form 6-K filed on June 3, 2024, which is herein incorporated by reference.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the ADSs by the Selling Shareholders except that we may receive up to US$12.7 million upon exercise in full of the Accompanying Warrants to the Selling Shareholder.

We cannot predict when or if the Warrants will be exercised. It is possible that the Warrants may expire and never be exercised. Any proceeds received by us from the exercise of the Warrants will be used for funding our research and development, pre-commercialization activities and for general corporate purposes.

DIVIDEND POLICY

We have not declared or paid any dividends on our ordinary shares, and we do not anticipate paying any dividends in the foreseeable future. Our board of directors presently intends to reinvest all earnings in the continued development and operation of our business.

Payment of dividends in the future, if any, will be at the discretion of our board of directors. If our board of directors elects to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that our board of directors may deem relevant.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 20-F for the fiscal year ended June 30, 2023, as amended, which is incorporated herein by reference, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Act of 1934, as amended, and the risk factors and other information contained therein. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

You should consider carefully the risks described below and the risks described in Items 3D and 11 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), each of which are herein incorporated by reference.

Risks relating to this Offering

Sales of ADSs issuable upon exercise of the Warrants and other derivative securities could cause the market price of our ADSs to decline.

The Warrants entitle the Selling Shareholder to purchase up to 19,124,355 ADSs, representing 3,442,383,900 ordinary shares, at a purchase price per ADS of $0.99 per Accompanying Warrant, and $0.9899 per Pre-Funded Warrant, respectively. The sale of these additional ordinary shares, or the perception that such sales could occur, could cause the market price of our ADSs to decline or become more volatile.

Our failure to meet the $1.00 minimum bid price or other continued listing requirements of Nasdaq could result in a delisting of our ADSs, which could negatively impact the market price and liquidity of our ADSs and our ability to access the capital markets.

Any failure by Bionomics to comply with Nasdaq’s continued listing standards could result in a deficiency notice and, if not cured within the applicable period, could result in delisting. In particular, a company must meet a $1.00 minimum bid price for continued listing on Nasdaq. While the price of our ADSs has recently been under $1.00 we have not yet received a deficiency notice and, if we do, we expect to take action to satisfy the minimum bid price. Such action could include increasing the ratio of the number of our ordinary shares per ADS.

Any Nasdaq action relating to a delisting could have a negative effect on the price of our ADSs, impair the ability to sell or purchase our ADSs when persons wish to do so, and any such delisting action may materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the Nasdaq Global Market could also have other negative results, including the potential loss of institutional investor interest, reduced research coverage, and fewer business development opportunities.

In the event of any delisting or potential delisting, we may attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our ADSs to remain listed or be re-listed, stabilize the market price or improve the liquidity of our ADSs, maintain a minimum closing bid price of $1.00 per ADS for 10 consecutive trading days as required for continued listing on the Nasdaq Global Market or prevent future non-compliance with Nasdaq’s listing requirements.

A loss of our status as a “foreign private issuer” could result in additional cost.

We currently qualify as a “foreign private issuer” (as defined in Rule 405 under the Securities Act). As a foreign private issuer, we are exempt from certain rules under the Securities Act of 1934, as amended (the “Exchange Act”) that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our ordinary shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

As a foreign private issuer, we have taken advantage of certain reduced disclosure and other requirements in this prospectus. Accordingly, the information contained this prospectus may be different than the information you receive from U.S. public companies in which you hold equity securities.

A company would cease to be a “foreign private issuer” if more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States. This assessment is made as of the end of the second fiscal quarter of each fiscal year of a foreign private issuer and any loss of status as a foreign private issuer takes effect on the first day of the following fiscal year.

Bionomics will cease to qualify as a “foreign private issuer” effective July 1, 2024 and will begin reporting as a domestic issuer under the Exchange Act from that date.

The regulatory and compliance costs to us under U.S. securities laws as a domestic issuer could be significantly more than costs that we incur as a foreign private issuer. We will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which forms are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We will be required to prepare our financial statements in accordance with U.S. GAAP rather than IFRS. Such conversion of our financial statements to U.S. GAAP has involved significant time and cost. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers and exemptions from procedural requirements related to the solicitation of proxies. In addition, as long as long as Bionomics remains an Australian corporation, we will remain subject to certain Australian law reporting requirements, including continuing to prepare financial statements in accordance with Australian Accounting Standards, which are consistent with IFRS.

We will not receive any of the proceeds from the resale of ADSs in this offering, so your purchase of ADSs will not directly benefit the Company.

The Selling Shareholder will receive all the net proceeds from the resale of ADSs under this registration statement, so we will not directly benefit from your purchase. We will, however, bear the costs and expenses incurred in connection with the registration of these ADSs.

BUSINESS

We are a clinical-stage biopharmaceutical company developing novel, allosteric ion channel modulators designed to transform the lives of patients suffering from serious central nervous system (“CNS”) disorders with high unmet medical need. Ion channels serve as important mediators of physiological function in the CNS and the modulation of ion channels influences neurotransmission that leads to downstream signaling in the brain. The α7 nicotinic acetylcholine (“ACh”) receptor (“α7 receptor”) is an ion channel that plays an important role in driving emotional responses and cognitive performance. Utilizing our expertise in ion channel biology and translational medicine, we are developing orally active small molecule negative allosteric modulators (“NAMs”) to treat anxiety and stressor-related disorders. In addition, through a long-standing strategic partnership with Merck & Co., Inc., in the United States and Canada (“MSD”), we are also developing positive allosteric modulators (“PAMs”) of the α7 receptor to treat cognitive dysfunction. Bionomics’ pipeline also includes preclinical assets that target Kv3.1/3.2 and Nav1.7/1.8 ion channels being developed for CNS conditions of high unmet need.

We are advancing our lead product candidate, BNC210, an oral, proprietary, selective NAM of the α7 receptor, for the chronic treatment of Post-Traumatic Stress Disorder (“PTSD”) and the acute treatment of Social Anxiety Disorder (“SAD”). There remains a significant unmet medical need for the over 27 million patients in the United States alone suffering from SAD and PTSD.

There remains a significant unmet medical need for patients suffering from SAD and PTSD. Current pharmacological treatments include certain antidepressants and benzodiazepines, and there have been no new FDA approved therapies in these indications in nearly two decades. These existing treatments have multiple shortcomings, such as a slow onset of action of antidepressants, and significant side effects of both classes of drugs, including abuse liability, addiction potential and withdrawal symptoms. BNC210 has been observed in our clinical trials to have a fast onset of action and clinical activity without the limiting side effects seen with the current standard of care.

In September 2023, we announced the results of the Phase 2b ATTUNE study, which was a double-blind, placebo-controlled trial conducted in a total of 34 sites in the United States and the United Kingdom, with 212 enrolled patients, randomized 1:1 to receive either twice daily 900 mg BNC210 as a monotherapy (n=106) or placebo (n=106) for 12 weeks. The trial met its primary endpoint of change in Clinician-Administered PTSD Scale for DSM-5 (“CAPS-5”) total symptom severity score from baseline to Week 12 (p=0.048). A statistically significant change in CAPS-5 score was also observed at Week 4 (p=0.016) and at Week 8 (p=0.015). Treatment with BNC210 also showed statistically significant improvement both in clinician-administered and patient self-reporting in two of the secondary endpoints of the trial. Specifically, BNC210 led to significant improvements at Week 12 in depressive symptoms (p=0.041) and sleep (p=0.039) as measured by Montgomery-Åsberg Depression Rating Scale (“MADRS”) and Insomnia Severity Index (ISI), respectively. BNC210 also showed signals and trends across visits in the other secondary endpoints including the clinician and patient global impression - symptom severity (“CGI-S”, “PGI-S”, respectively) and the Sheehan Disability Scale (“SDS”). Contingent upon successful capital raise, and successful End-of-Phase 2 meeting interactions with the FDA, we are planning to initiate Phase 3 study in PTSD in the second half of 2024.

We have completed our Phase 2 PREVAIL trial for BNC210 for the acute treatment of SAD. While PREVAIL did not meet its primary endpoint, as measured by the change from baseline to the average of the Subjective Units of Distress Scale (“SUDS”) scores during a 5-minute Public Speaking Challenge in the BNC210-treated patients when compared to placebo, the December 2022 topline data readout revealed encouraging trends in the prespecified endpoints. The findings did indicate a consistent trend toward improvements across primary and secondary endpoints and a favorable safety and tolerability profile consistent with previously reported results. These results supported a post-hoc in-depth analysis of the full dataset to better understand the potential of the drug and guide late-stage trial design. In October 2023, we announced a positive outcome of an End-of-Phase 2 meeting with FDA that enables advancement of BNC210 into Phase 3 studies in SAD. Start-up activities for a planned Phase 3 trial of BNC210 in SAD are underway. We plan to initiate dosing in the Phase 3 study in SAD in the third quarter of 2024.

The Company's expertise in ion channels and approach to developing allosteric modulators have been validated through its strategic partnership with MSD for our α7 receptor PAM program, which targets a receptor that has garnered significant attention for treating cognitive deficits. This partnership enables Bionomics to maximize the value of its ion channel and chemistry platforms and develop transformative medicines for patients suffering from cognitive disorders such as Alzheimer's disease.

Below is a summary of our non-partnered pipeline, which shows the current status and expected topline data:

Below is a summary of the status of the programs under our collaboration relationships:

BNC210

We are initially focused on developing BNC210 for two distinct indications with high unmet medical need: (i) chronic treatment of PTSD and (ii) acute treatment of SAD. In our clinical trials to-date, BNC210 has been observed to have a fast onset of action, and demonstrated clinical anti-anxiety and anti-depressive activity, but without many of the limiting side effects observed with the current standards of care for SAD and PTSD, including benzodiazepines, selective serotonin reuptake inhibitors (“SSRIs”) and serotonin and norepinephrine reuptake inhibitors (“SNRIs”). Based on extensive preclinical data and clinical trials, we believe BNC210 may have a number of advantages over drugs currently used to treat anxiety, depression and PTSD, including:

●	fast acting anxiolytic with the potential to be used in both acute and chronic settings;

●	non-sedating;

●	no addictive effect and a lack of discontinuation/withdrawal syndrome;

●	no memory impairment;

●	no impairment of motor coordination; and

●	no suicidality liability.

We have administered BNC210 in approximately 600 subjects across 14 completed clinical trials, including healthy volunteers, elderly patients with agitation and patients with Generalized Anxiety Disorder (“GAD”), SAD and PTSD. We have observed BNC210 to be generally well tolerated in the trials to date following both acute and chronic dosing.

Further, in our clinical trials in GAD patients and in panic-induced healthy subjects, we have observed three key results:

●	statistically significant reductions in hyperactivity in the amygdala, the region of the brain responsible for emotional control, when exposed to fear-inducing triggers;

●	in a head-to-head study, showed a statistically significant reduction in the intensity of defensive behavior, while lorazepam, a widely prescribed benzodiazepine did not; and

●	a statistically significant reduction in the intensity and total number of panic symptoms as well as more rapid recovery from the panic state relative to placebo.

We have designed and developed a novel, proprietary tablet formulation of BNC210 which has shown differentiated pharmacokinetic properties in clinical trials. BNC210 tablet has demonstrated rapid oral absorption characteristics in clinical trials making it ideal for acute, or on demand, treatment of SAD. Furthermore, the tablet formulation is intended to provide patients the convenience of taking BNC210 with or without food in the outpatient setting and enhance the BNC210 IP portfolio.

In September 2023, we announced the results of the Phase 2b ATTUNE study, which was a double-blind, placebo-controlled trial conducted in a total of 34 sites in the United States and the United Kingdom, with 212 enrolled patients, randomized 1:1 to receive either twice daily 900 mg BNC210 as a monotherapy (n=106) or placebo (n=106) for 12 weeks. The trial met its primary endpoint of change in CAPS-5 total symptom severity score from baseline to Week 12 (p=0.048). A statistically significant change in CAPS-5 score was also observed at Week 4 (p=0.016) and at Week 8 (p=0.015). Treatment with BNC210 also showed statistically significant improvement both in clinician-administered and patient self-reporting in two of the secondary endpoints of the trial. Specifically, BNC210 led to significant improvements at Week 12 in depressive symptoms (p=0.041) and sleep (p=0.039) as measured by MADRS and ISI, respectively. BNC210 also showed signals and trends across visits in the other secondary endpoints including the CGI-S, PGI-S and the SDS. Contingent upon successful capital raise and FDA interactions, we are planning to initiate Phase 3 study in PTSD in the fourth quarter of 2024.

While PREVAIL did not meet its primary endpoint, as measured by the change from baseline to the average of the SUDS scores during a 5-minute Public Speaking Challenge in the BNC210-treated patients when compared to placebo, the December 2022 topline data readout revealed encouraging trends in the prespecified endpoints that focused on individual phases of the public speaking task. The findings did indicate a consistent trend toward improvements across primary and secondary endpoints and a favorable safety and tolerability profile consistent with previously reported results; however, this cannot be relied upon as a predictor of future results. We also completed an FDA End-of-Phase 2 meeting to discuss the registrational program for BNC210 in SAD.

In October 2023, Bionomics received the official meeting minutes from the End-of-Phase 2 meeting with the FDA held on September 13, 2023 reflecting that Bionomics has reached an agreement with the FDA on the following:

●	the plan to conduct two single dose randomized, placebo-controlled studies;

●	the use of the SUDS measured during a public speaking challenge as the primary efficacy endpoint;

●	the doses of BNC210 to be studied in Phase 3;

●	the sample size assumptions for the Phase 3 controlled studies based on PREVAIL findings;

●	the design elements of the open label safety study;

●	the size of the safety database to support the NDA; and

●	the nonclinical toxicology studies needed to support the NDA.

Start-up activities for a planned Phase 3 trial of BNC210 in SAD are underway. We have initiated dosing in the Phase 3 study in SAD in the third quarter of 2024.

We have received Fast Track designation from the FDA for our PTSD and SAD programs.

Additional Programs

α7 Receptor PAM Program with MSD

In June 2014, we entered into a License Agreement with MSD (known as Merck & Co., Inc., Rahway NJ, USA in the US and Canada) to develop α7 receptor PAMs targeting cognitive dysfunction associated with Alzheimer’s disease and other central nervous system conditions. Under the 2014 License Agreement, MSD funded certain research and development activities on a full-time equivalent (“FTE”) basis pursuant to a research plan. MSD funds current and future research and development activities, including clinical development and worldwide commercialization of any products developed from the collaboration. We received upfront payments totaling $20 million, which included funding for FTEs for the first twelve months, and another $10 million in February 2017 when the first compound from the collaboration-initiated Phase 1 clinical trials, and we are eligible to receive up to an additional $465 million in milestone payments for achievement of certain development, regulatory and commercial milestones. The MSD collaboration currently includes two candidates which are PAMs of the α7 receptor that are in early-stage Phase 1 safety and biomarker clinical trials for treating cognitive impairment. The first compound has completed Phase 1 safety clinical trials in healthy subjects and there are ongoing biomarker studies. In 2020, a second molecule that showed an improved potency profile in preclinical animal models was advanced by MSD into Phase 1 clinical trials. MSD controls the clinical development and worldwide commercialization of any products developed from the collaboration and therefore we cannot predict whether or when we might achieve any milestone payments under the collaboration or estimate the full amount of such payments, and we may never receive any such payments. Further, we are subject to limited information rights under the 2014 MSD License Agreement. As such, we are dependent on MSD to provide us with any updates related to clinical trial results, serious adverse events and ongoing communications with FDA or other regulatory agencies related to these programs, which MSD may provide or withhold in its sole discretion, and as a result we may not be able to provide material updates on a timely basis or at all with respect to these programs. On September 14, 2023, we provided an update on the α7 nAChR PAM collaboration with MSD The original lead molecule BNC375, a Type I α7 nAChR PAM, showed a robust and sustained dose-dependent efficacy over a broad dose range and across multiple cognitive animal models. MSD has subsequently developed MK-4334, a novel clinical candidate, which in early preclinical studies has shown improved drug like and pharmacological properties relative to BNC375. In addition to Phase 1 safety, tolerability and clinical pharmacokinetics studies, clinical biomarker studies are ongoing to further evaluate the pharmacological response of α7 nAChR PAMs in humans.

Our Early-Stage CNS Assets

Our CNS pipeline includes two earlier stage small molecule discovery programs targeting ion channels and represents additional opportunities for future clinical programs and partnering. These programs are at a similar stage to the stage at which the α7 receptor PAM program was licensed under the 2014 MSD License Agreement, although there is no assurance that we will be able to enter into a license or collaboration agreement with respect to these programs. The first of these programs has developed two patented series of small molecule Kv3.1/3.2 potassium channel activators for the potential treatment of cognitive deficits and negative symptoms/social withdrawal in schizophrenia and autism spectrum disorders. The second program has developed three patented series of small molecule inhibitors with functional selectivity for Nav1.7 and Nav1.8 voltage gated sodium ion channels for the potential treatment of chronic pain without the liability of addiction associated with opioid treatment. We plan to advance our early-stage programs either internally or through potentially new partnerships.

Legacy Oncology Programs

We have a portfolio of legacy clinical-stage oncology programs targeting cancer stem cells (BNC101) and tumor vasculature (BNC105) that we have progressed through external funding for clinical trials and out-licensing to capture future value for our shareholders. Our first legacy oncology program is BNC101, a novel humanized monoclonal antibody that targets LGR5, a cancer stem cell receptor highly overexpressed in most solid tumors. In November 2020, we exclusively licensed BNC101 to Carina Biotech for the development of chimeric receptor antigen T-cell (“CAR-T”) therapeutics in return for milestones and royalties. On 24 January 2023, Carina announced that it had received an FDA “Safe to Proceed” Letter for a Phase 1/2a clinical trial of BNC101 CAR-T therapy for the treatment of advanced colorectal cancer and plans to commence patient enrolment during the first half of 2023. On 25 August 2023, Carina announced that patient screening for their Phase 1/2a study had commenced.

Our second legacy oncology program, BNC105, is a novel vascular tubulin polymerization inhibitor agent for treatment of cancer, which disrupts the blood vessels that nourish tumors. We plan to advance these oncology programs only through existing and potentially new partnerships.

For additional information on our business strategy, clinical data and approach, our team, competition, intellectual property and more, please read the business overview section in its entirety as disclosed in Item 4 of our Annual Report on Form 20-F for the year ended June 30, 2023 (as filed with the SEC on October 18, 2023 and amended on January 17, 2024), the entirety of which is incorporated by reference into this prospectus. In addition, you should carefully consider the information on our business disclosed in the Half-Year Report for the six months ending December 31, 2023 (as disclosed in our Form 6-K filed on March 15, 2024, which is herein incorporated by reference).

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should carefully consider the discussion and analysis of our financial condition and results of operations disclosed in Items 5 and 11 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), and the Half-Year Financial Report for the six months ending December 31, 2023, disclosed in Form 6-K filed on March 15, 2024, each of which are herein incorporated by reference.

FINANCIAL INFORMATION

You should carefully consider the financial information disclosed in Items 8 and 18 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), and the Half-Year Report for the six months ending December 31, 2023, disclosed in Form 6-K filed on March 15, 2024, each of which are herein incorporated by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

You should carefully consider the information disclosed in Item 11 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), which is herein incorporated by reference.

MANAGEMENT

You should carefully consider the information disclosed in Item 6 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), the Half-Year Financial Report for the six months ending December 31, 2023, disclosed in Form 6-K filed on March 15, 2024, and the Form 6-K filed on November 28, 2023, each of which are herein incorporated by reference.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding shares of our ordinary shares beneficially owned as of May 31, 2024 by: (i) each of our directors; (ii) all the executive officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding ordinary shares.

The number of shares beneficially owned by each shareholder in the below table is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 2,151,172,484 ordinary shares outstanding on May 31, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 31, 2024, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% or Greater Shareholders
Lynx1 Capital Management LP(1)	146,604,060	6.15%
Apeiron Investment Group Ltd(2)	325,463,021	13.65%
Named Executive Officers and Directors
Liz Doolin(3)	2,127,629	*
Spyridon “Spyros” Papapetropoulos, M.D. (4)	16,150,070	*
Tim Cunningham	-	*
Miles Davies	269,984	*
Alan Fisher(5)	400,000	*
Jane Ryan, Ph.D.(6)	300,000	*
Aaron Weaver	-	*
David Wilson(7)	551,939	*
All executive officers and directors as a group	19,799,622	*

*	Less than 1%.

(1)	Includes 814,467 ADSs (representing 146,604,060 shares) held by Lynx1 Capital Advisors LLP.

(2)	Includes (i) 100,241 ordinary shares and 1,016,784 ADSs (representing 183,021,120 shares) held by Apeiron Investment Group Ltd and (ii) 790,787 ADSs (representing 142,341,660 shares) held by Apeiron Presight Capital Fund II, L.P.

(3)	Includes (i) 127,629 shares and (ii) 2,000,000 shares that Ms. Doolin has the right to acquire pursuant to options that are exercisable as of May 31, 2024, or will become exercisable within 60 days of such date.

(4)	Includes (i) 5,999,940 shares and (ii) 10,150,130 shares that Mr. Papapetropoulos has the right to acquire pursuant to options that are exercisable as of May 31, 2024 or will become exercisable within 60 days of such date.

(5)	Includes (i) 100,000 shares and (ii) 300,000 shares that Mr. Fisher has the right to acquire pursuant to options that are exercisable as of May 31, 2024 or will become exercisable within 60 days of such date.

(6)	Includes 300,000 shares that Dr. Ryan has the right to acquire pursuant to options that are exercisable as of May 31, 2024, or will become exercisable within 60 days of such date.

(7)	Includes (i) 251,939 shares and (ii) 300,000 shares that Mr. Wilson has the right to acquire pursuant to options that are exercisable as of May 31, 2024, or will become exercisable within 60 days of such date.

As at May 31, 2024, there were 3,499 holders on record of our ordinary shares, of which 21 holders, holding approximately 0.15% of our ordinary shares, had registered addresses in the United States. These numbers are not representative of the number of beneficial holders of our shares or ADRs nor are they representative of where such beneficial holders reside, as many of these ordinary shares and ADRs were held of record by brokers or other nominees. The estimated percentage of beneficial ADR holders based in the United States is 84.20% based on the last broker search conducted on January 22, 2024.

RELATED PARTY TRANSACTIONS

You should carefully consider the information on our related-party transactions disclosed in Item 7B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), and the Half-Year Financial Report for the six months ending December 31, 2023, disclosed in Form 6-K filed on March 15, 2024, each of which are herein incorporated by reference.

In December 2023, we entered into an engagement letter with WG Partners LLP to provide financial advisory services to Bionomics. David Wilson, a director of Bionomics, is the Chief Executive Officer of WG Partners. Under the agreement, Bionomics must pay to WG Partners a monthly fee of US$15,000 and any applicable commission. The agreement will continue until such time as a party gives 30 days prior written notice of termination to the other party. From December 1, 2023 through June 14, 2024, Bionomics paid WG Partners US$89,112 in monthly fees and a commission of US$100,000 in connection with the Private Placement. We believe that this agreement is on an arms-length basis.

MATERIAL CONTRACTS

You should carefully consider the information disclosed in Item 10C of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024).

The following is a summary of material contracts that Bionomics entered into since the filing of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023.

Securities Purchase Agreement for Private Placement

In May 2024, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd. (“Armistice”) pursuant to which Bionomics agreed to issue and sell in a three-tranche private placement a certain number of restricted ADSs, a pre-funded warrant to purchase ADSs and an accompanying 5-year cash purchase warrant.

The first tranche of the Private Placement involved the issuance of 1,296,486 restricted ADSs and a Pre-Funded Warrant to purchase up to 6,279,905 ADSs, at a combined purchase price of US$0.99 per ADS, as well as the Accompanying Warrant to purchase up to 12,652,572 ADSs at an exercise price of US$0.99 per ADS (or pre-funded warrants in lieu thereof). Under the terms of the Securities Purchase Agreement and the Warrants, the Selling Shareholder may not beneficially own more than 9.9% of our outstanding ordinary shares at any one time.

The second tranche of the Private Placement is subject to the satisfaction of regulatory milestones that, if achieved, would involve the purchase by Armistice of up to an additional US$25.0 million of ADSs (or pre-funded warrants in lieu thereof) from Bionomics at US$0.99 per ADS. The second tranche milestones are the earlier of (i) receipt of formal written correspondence by Bionomics from the Food and Drug Administration (“FDA”) following planned interactions with the FDA regarding the outcomes of the end-of-phase meeting 2 and breakthrough designation status for BNC210 for PTSD or (ii) December 31, 2024.

The second tranche purchase option will, however, become a mandatory maximum purchase by Armistice during the thirty days following receipt by Armistice of a second tranche closing notice by Bionomics if its 10-day volume-weighted average price per ADS is at least US$8.00 with an aggregate of at least US$100 million in trading volume (or such lesser amount as may be approved by Armistice).

The third tranche of the Private Placement is subject to the satisfaction of regulatory milestones that, if achieved, would involve the purchase by Armistice of up to an additional US$25.0 million of ADSs (or pre-funded warrants in lieu thereof) from Bionomics at US$0.99 per ADS. The third tranche milestones are the latter of (i) completion of an interim blinded safety review of the planned BNC210 Phase-3 PTSD study or (ii) December 31, 2025.

The third tranche purchase option will, however, become a mandatory maximum purchase by Armistice during the thirty days following receipt by Armistice of a third tranche closing notice by Bionomics if its 10-day volume-weighted average price per ADS is at least US$8.00 with an aggregate of at least US$100 million in trading volume (or such lesser amount as may be approved by Armistice).

The Pre-Funded Warrant is immediately exercisable and remains exercisable until exercised in full. The Accompanying Warrant is immediately exercisable and remains exercisable until June 2, 2029. However, the Selling Shareholder may not exercise the Accompanying Warrant to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares that would exceed 4.99% of our then outstanding ordinary shares following such exercise. The Securities Purchase Agreement is filed as Exhibit 99.1 to our Form 6-K filed on June 3, 2024, and is incorporated by reference herein.

Registration Rights Agreement

Concurrent with the entry into the Securities Purchase Agreement, we entered into a registration rights agreement with the Selling Shareholder for the registration of ordinary shares underlying the unregistered ADSs, as well as the ordinary shares underlying ADSs that would be issuable upon exercise of the Pre-Funded Warrant and the Accompanying Warrant pursuant to a registration statement on Form F-1 within 30 calendar days from entry into the Securities Purchase Agreement. We filed the registration statement of which this prospectus forms a part pursuant to the terms of the Registration Rights Agreement. The Registration Rights Agreement is filed as Exhibit 99.2 to our Form 6-K filed on June 3, 2024, and is incorporated by reference herein.

SELLING SHAREHOLDER

The table below lists the Selling Shareholder and other information regarding its beneficial ownership of our ordinary shares as of June 4, 2024.

	Ordinary Shares Beneficially Owned prior to the Offering(1)		Maximum Number of Ordinary Shares to Be Sold pursuant to this	Ordinary Shares Beneficially Owned after the Offering(1)(3)
Name of Selling Shareholder and address	Number(2)	Percentage (4)	Prospectus(2)	Number	Percentage
Armistice Capital, LLC 510 Madison Avenue, 7th Floor New York, NY 10022	233,367,480	9.8%	233,367,480	-	-%

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the Selling Shareholder the right to acquire our ordinary shares within 60 days of the date of this prospectus.

(2)	Includes 233,367,480 ordinary shares (as represented by ADSs) issued to the Selling Shareholder on June 4, 2024 and excludes ordinary shares (as represented by ADSs) that are issuable upon exercise of the Warrants because they may not be exercised to the extent the number of the Company’s ordinary shares beneficially owned by the Selling Shareholder would exceed 9.99%. The aggregate additional number of ordinary shares excluded in the column titled “Maximum Number of Ordinary Shares to Be Sold pursuant to this Prospectus”, which are registered for resale under this Prospectus is an additional 3,407,845,860 Ordinary Shares (represented by18,932,477 ADSs), and which may be sold hereunder when the Selling Shareholder is able to exercise its issued warrants under its 9.99% beneficial ownership limitation set forth in its securities purchase agreement with us, dated May 31, 2024. Note, however, that the “accompanying warrants” are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Shareholder from exercising that portion of the warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of ADSs in excess of the beneficial ownership limitation set forth in the accompanying warrant. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Assumes that the Selling Shareholder disposes of all the ordinary shares it beneficially owned as of June 4, 2024 and covered by this prospectus.

(4)	Applicable percentage of ownership is based on 2,384,539,964 ordinary shares outstanding as of June 4, 2024.

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its assignees and successors-in-interest may, from time to time, sell any or all of its ordinary shares covered by this prospectus on the Nasdaq Global Market or any other stock exchange or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

The Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Bionomics is required to pay certain fees and expenses incurred by it incident to the registration of the ordinary shares covered by this prospectus. Bionomics has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

General

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution, which is included as an exhibit to the registration statement of which this prospectus forms a part.

We are an Australian public company limited by shares registered under the Australian Corporations Act 2001 (the “Corporations Act”) by the Australian Securities and Investments Commission (“ASIC”). Our corporate affairs are principally governed by our Constitution, the Corporations Act. Our ordinary shares as represented by ADSs are listed on the Nasdaq Global Market.

The Australian law applicable to our Constitution is not significantly different from a U.S. company’s charter documents except we do not have a limit on our authorized share capital and our shares have no par value because the concept of par value is not recognized under Australian law. Further differences are discussed under “—Our Constitution.”

Subject to restrictions on the issue of securities in our Constitution and the Corporations Act, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable in Australia, the Corporations Act and any other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

As of December 31, 2023, we had:

●	1,924,808,444 ordinary shares issued; and

●	110,763,930 ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of A$0.1141 per share, of which options to purchase 63,580,498 ordinary shares were vested at a weighted average exercise price of A$0.1186 per share.

In connection with the Private Placement in June 2024, we issued to Armistice Capital Master Fund Ltd.:

●	233,367,480 ordinary shares as represented by 1,296,486 restricted ADSs at a price of US$0.99 per ADS;

●	a pre-funded warrant to purchase up to 6,279,905 ADSs at an exercise price of US$0.0001 per ADS; and

●	an accompanying 5-year warrant to purchase up to 12,652,572 ADSs at an exercise price of US$0.99 per ADS.

Otherwise, during the last three fiscal years, the following changes have been made to our ordinary share capital:

●	From September 2023 through January 2024, we sold 3,791,317 ADSs (representing 682,437,060 ordinary shares), raising gross proceeds of US$8.9 million, under an “At the Market” program that we established in May 2023.

●	In November 2022, we sold 614,026 ADSs (representing 115,384,680 ordinary shares) at a price of US$7.80 per ADS in an underwritten public offer in the United States, raising gross proceeds of US$5.0 million.

●	In January 2022, we issued 243,300 ADSs (representing 43,794,000 ordinary shares) at a price of US$12.35 per ADS, through the exercise in full of the underwriters’ option to purchase additional ADSs in connection with the underwritten public offer.

●	In December 2021, we sold 1,622,000 ADSs (representing 291,960,000 ordinary shares) at a price of US$12.35 per ADS in an initial public offering in the United States, raising gross proceeds of US$20.0 million.

In addition, we issued the following ordinary shares upon exercise of options and warrants over the past three fiscal years:

●	In November 2021, we issued 8,000,000 ordinary shares upon exercise of warrants at an exercise price of A$0.06 per warrant.

●	In September 2021, we issued 2,000,000 ordinary shares upon exercise of options at an exercise price of A$0.0136 per option.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of the company. Our Constitution is subject to the terms of the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution who vote at the relevant meeting, in person, by proxy, by attorney or by representative.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is filed as an exhibit to the registration statement of which this prospectus forms a part.

Interested Directors

According to our Constitution and the Corporations Act, a director may not vote in respect of any matter in which the director has, directly or indirectly, any material personal interest, must not be counted in a quorum and must not be present at the meeting while the matter is being considered (unless the other directors, not having a material personal interest, resolve to the contrary, or if they are so entitled under a declaration or order made by ASIC in accordance with the Corporations Act).

Subject to certain exceptions, each director must disclose to us particulars of:

●	any material contract in which the director is interested, including the names of the parties to the contract, particulars of the contract, and the director’s interest in the contract; and

●	any material personal interest in a matter that is being considered at a meeting of our board of directors.

If a director makes disclosure as required by our Constitution and the Corporations Act, the director and any firm, body or entity in which a director has a direct or indirect interest may, in any capacity, execute or otherwise act in respect of a contract or arrangement with us notwithstanding any material personal interest and may receive and retain for his or her benefit any remuneration, profits or benefits so received as if he or she were not a director.

The Corporations Act require shareholder approval of any provision of related party benefits to our directors, subject to certain exceptions.

Directors’ Compensation

Our directors are paid remuneration for their services as directors. The maximum aggregate amount of fees that can be paid to non-executive directors is subject to approval by shareholders at a general meeting of shareholders. The aggregate fixed sum for directors’ remuneration is divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. The aggregate fixed sum remuneration for directors may not be increased except at a general meeting of shareholders and the particulars of the proposed increase are required to have been provided to shareholders in the notice convening the meeting. Fees for non-executive directors are not linked to our performance. However, to align directors’ interests with shareholder interests, the directors are encouraged to hold our ordinary shares. Employees of our company who also serve as directors do not receive additional compensation for their performance of services as directors.

Pursuant to our Constitution, any non-executive director who performs services that, in the opinion of our board of directors, are outside the scope of the ordinary duties of a director may be paid extra remuneration by way of a fixed sum, which is determined by our board of directors, provided such payment does not result in the aggregate of all remuneration paid to non-executive directors exceeding the maximum sum approved at the general meeting of shareholders.

Executive directors may be paid remuneration as employees of the company and such remuneration may from time to time be fixed by our board of directors.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us for travel accommodation and other expenses properly incurred by the directors in attending general meetings, Board meetings, committee meetings or otherwise in connection with our business.

We may also pay a premium in respect of a contract insuring a person who is or has been a director against liability incurred by the person as a director, except in circumstances prohibited by the Corporations Act or other applicable laws.

In accordance with our Constitution, a director may also be paid a retirement benefit as determined by our board of directors, subject to the limits set out in the Corporations Act which broadly restrict our ability to pay our officers a termination benefit in the event of a change of control of Bionomics or of our subsidiaries as well as impose requirements for shareholder approval to be obtained to pay certain retirement benefits to our officers.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, or guarantee or become liable for the payment of money or the performance of any obligation by or for any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

In accordance with our Constitution, at each annual general meeting of the Company (“AGM”), the directors must hold an election of directors. Any director (other than the managing director) must retire from office at the next AGM following their appointment and is eligible for re-election to our board of directors at that AGM. If no director is up for election under the previous requirements, then the directors longest in office since last being elected or appointed (other than the managing director) must retire. As between directors who were last elected or appointed on the same day, the one to retire must (unless they can agree among themselves) be decided by lot. In addition, each director (other than the managing director) must not hold office beyond the third AGM after his or her last election.

Rights and Restrictions on Classes of Shares

The rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that our directors may issue shares with preferred or other special rights, whether in relation to dividends, voting, return of share capital, or otherwise as our board of directors may determine. Subject to any approval which is required from our shareholders under the Corporations Act and any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve. Currently, our outstanding share capital consists of only one class of ordinary shares.

Dividend Rights

Our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for 11 months after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution and any applicable laws.

Voting Rights

Under our Constitution, the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. The Corporations Act does not provide for shareholders of a public company to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Note that ADS holders may not directly vote at a meeting of the shareholders but may instruct the depositary bank to vote the number of deposited ordinary shares their ADSs represent, subject to the terms and conditions applicable thereto.

Right to Share in Our Profits

Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate equally in a surplus in the event of our liquidation, subject to the rights attaching to a class of shares and any amounts unpaid on the share.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution, any preferred shares may be issued on the terms that they are, or may at our option be, liable to be redeemed.

Variation or Cancellation of Share Rights

Subject to the terms of issue of shares of that class, the rights attached to shares in a class of shares may only be varied or cancelled with either:

●	a special resolution passed at a separate meeting of the members holding shares in that class; or

●	the written consent of members with at least 75% of the issued shares in that class.

Directors May Make Calls

Our Constitution provides that subject to the terms on which partly paid shares have been issued directors may make calls on a shareholder for amounts unpaid on those shares held by that shareholder, other than monies payable at fixed times under the conditions of allotment. Shares represented by the ADSs issued in this offering will be fully paid and will not be subject to calls by directors.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. The Corporations Act also allows shareholders with at least 5% of the votes that may be cast at a general meeting to convene a general meeting. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act. We must hold an annual general meeting at least once in each calendar year, and within five months after the end of each fiscal year.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our Constitution. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Australian Foreign Acquisitions and Takeovers Act 1975 (as amended) (the “FATA”), which generally applies to acquisitions or proposed acquisitions:

●	by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power or potential voting power in, an Australian company; and

●	by foreign persons (and their associates) that would result in such foreign persons (and their associates) having an interest in 40% or more of the issued shares of, or control of 40% or more of the voting power or potential voting power in, an Australian company, where the Australian company is valued above the monetary thresholds prescribed by FATA.

However, no such review or approval under the FATA is required if the foreign acquirer is a private U.S. entity (but not including overseas subsidiaries of U.S. entities) or an entity from certain other free-trade agreement countries and the value of the Australian company is less than A$1,339 million for foreign acquirers from all other countries (and assuming we are not considered a sensitive business).

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company that is subject to review and approval under FATA, but such approval is not obtained, the Australian Federal Treasurer may order the divestiture of such person’s shares or interest in shares in that Australian company.

In addition, under FATA, all foreign government investors must notify the Australian Government and get prior approval before making a direct investment in Australia, regardless of the value of the investment. What constitutes a foreign government investor is defined broadly in FATA.

Ownership Threshold

There are no specific provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us once it, together with its associates, acquires an interest of 5% or more in our ordinary shares (or voting power (as defined in the Corporations Act) of 5% or more of the votes in our ordinary shares), at which point the shareholder will be considered to be a “substantial” shareholder. Further, once a shareholder (alone or together with its associates) owns an interest of 5% or more in us, such shareholder must notify us of any increase or decrease of 1% or more in its holding of our ordinary shares and must also notify us on its ceasing to be a “substantial” shareholder. In most cases, such notice must be given to us within two business days after the relevant shareholder becomes aware of the information.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors except amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

Exemptions from Nasdaq Corporate Governance Rules

The Nasdaq listing rules allow for a foreign private issuer, such as the Company, to follow its home country practices in lieu of certain of the Nasdaq’s corporate governance standards. In connection with our Nasdaq Listing Application, we have relied on and expect to continue to rely on exemptions from certain corporate governance standards that are contrary to the laws, rules, regulations or generally accepted business practices in Australia. These exemptions are described below:

●	We rely on an exemption from the independence requirements for a majority of our board of directors as prescribed by Nasdaq Listing Rules provided to foreign private issuers. During the fiscal year ended June 30, 2023, three of our seven directors were deemed “independent”. Due to Australian law, which does not require a majority of our directors to be independent, we claim this exemption.

●	We rely on an exemption from the requirement that all members of the compensation committee (known in Australia as a remuneration committee) and the nominating and corporate governance committees be independent as defined by Nasdaq. During the fiscal year ended June 30, 2023, a majority of the members of our remuneration committee and our nominating committee (including the respective chairs) were deemed “independent”. Due to Australian law and generally accepted business practices in Australia regarding director independence, we claim this exemption.

●	We relied on an exemption from the requirement that our independent directors meet regularly in executive sessions under Nasdaq Listing Rules. The Corporations Act do not require the independent directors of an Australian company to have such executive sessions and, accordingly, we claim this exemption.

●	We rely on an exemption from the quorum requirements applicable to meetings of shareholders under the Nasdaq Listing Rules. In compliance with Australian law, our Constitution provides that five shareholders present holding not less than 5% of the issued capital of a company, in person or by proxy, attorney or a representative, shall constitute a quorum for a general meeting. Nasdaq Listing Rules require that an issuer provide for a quorum as specified in its bylaws for any meeting of the holders of ordinary shares, which quorum may not be less than 33-1/3% of the outstanding shares of an issuer’s voting ordinary shares. Accordingly, because applicable Australian law and rules governing quorums at shareholder meetings differ from Nasdaq’s quorum requirements, we claim this exemption.

●	We rely on an exemption from the requirement prescribed by the Nasdaq Listing Rules that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain equity option, purchase or other compensation plans. Due to differences between Australian law and rules and the Nasdaq shareholder approval requirements, we claim this exemption.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citicorp Nominees Pty Limited, located at Level 15, 120 Collins Street, Melbourne VIC 3000.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 180 ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-ordinary shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Australia, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Australia.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if we request such rights be made available to holders of ADSs, it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

●	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

●	We fail to deliver satisfactory documents to the depositary bank; or

●	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if we request and it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement. If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Australia would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we request such rights be made available to you and provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

●	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

●	We do not deliver satisfactory documents to the depositary bank; or

●	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of an offering pursuant to this prospectus, any ordinary shares sold in such offering will be deposited by us with the custodian. Upon receipt of confirmation of such deposit and our satisfaction of the conditions to the issuance of ADSs, including payment of any issuance fees or other taxes or charges, as specified in the deposit agreement, the depositary bank will issue ADSs to the applicable underwriters or other persons pursuant to our instructions.

The depositary bank may create ADSs on your behalf if you or your broker deposits ordinary shares with the custodian and provides the certifications and documentation required by the deposit agreement. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any other applicable charges and taxes specified in the deposit agreement, including taxes and charges payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Australian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

●	The ordinary shares are duly authorized validly issued, fully paid, non-assessable and legally obtained.

●	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

●	You are duly authorized to deposit the ordinary shares.

●	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

●	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

●	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

●	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

●	provide any transfer stamps required by the State of New York or the United States; and

●	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Australian law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

●	temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

●	obligations to pay fees, taxes and similar charges; and/or

●	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

●	In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

●	In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as set forth above in the case voting is by show of hands and as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you are required to pay the following fees under the terms of the deposit agreement:

	Service	Fees
●	Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions described in the fourth bullet below	Up to U.S. 5¢ per ADS issued

●	Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited ordinary shares, upon a change in the ADS(s)-to-ordinary share(s) ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

●	Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

●	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

●	Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

●	ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

●	Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

●	Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).	Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

●	taxes (including applicable interest and penalties) and other governmental charges;

●	the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

●	certain cable, telex and facsimile transmission and delivery expenses;

●	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

●	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

●	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of any ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

●	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

●	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

●	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

●	We and the depositary bank also disclaim any liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the ADSs or securities on deposit.

●	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

●	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Constitution, or any provision of or governing the securities on deposit, or by reason of any act of God or other circumstance beyond our control.

●	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Constitution or in any provisions of or governing the securities on deposit.

●	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

●	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

●	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

●	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

●	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

●	Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

●	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

●	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

●	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of Australia.

As an owner of ADSs or holder of an interest therein, you irrevocably agree that any suit, action or proceeding arising out of the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated thereby, involving the Company or the depositary bank, may only be instituted in a state or federal court in the city of New York, and by holding an ADS or an interest therein, you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such suit, action or proceeding in, and irrevocably submit to the exclusive jurisdiction of, such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of the ADSs or interests therein.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT, OR RELATING TO, OF THE DEPOSIT AGREEMENT, THE ADRs OR ANY TRANSACTION CONTEMPLATED THEREIN.

Such waiver of your right to trial by jury would apply to any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in an offering by us or in secondary transactions, even if the ADS holder subsequently withdraws the underlying ordinary shares. If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of the applicable case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

TAXATION

You should carefully consider the information disclosed in Item 10E of our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), and the Half-Year Financial Report for the six months ending December 31, 2023, disclosed in Form 6-K filed on March 15, 2024, each of which are herein incorporated by reference.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the potential sale of the ADSs covered by this prospectus (other than any sales commissions or discounts, which will be paid by the Selling Shareholder). The estimates do not include expenses related to offerings of particular securities. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$2,344
Printing expenses	3,000
Accounting fees and expenses	17,000
Legal fees and expenses	35,000
Depositary fees	64,824
Total	$122,168

LEGAL MATTERS

The validity of the Shares to be registered in the offering under this prospectus will be passed upon by our Australian counsel, Rimon Law.

EXPERTS

The consolidated financial statements included in the Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024), have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Ernst & Young is located at 121 King William Street, Adelaide, South Australia 5000, Australia.

With respect to the unaudited condensed consolidated interim financial information of Bionomics for the half years ended December 31, 2023 and December 31, 2022, incorporated by reference in this Prospectus, Ernst & Young reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated March 15, 2024, included in Bionomics’ Half Year Report on Form 6-K for the half year ended December 31, 2023, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young within the meaning of Sections 7 and 11 of the Securities Act.

Change in Accountants

On June 14, 2024, the resignation of Ernst & Young from its role as our independent registered public accounting firm became effective (the “Effective Date”).

During the fiscal year ended June 30, 2023 and through the Effective Date, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years. During the fiscal year ended June 30, 2023 and through the Effective Date, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

On April 30, 2024, Bionomics appointed, subject to the effective date of the resignation of Ernst & Young, the engagement of Wolf & Company, P.C. as our independent registered public accounting firm for U.S. reporting purposes for the fiscal year ended June 30, 2024.

During the fiscal years ended June 30, 2022 and June 30, 2023, and in the subsequent interim period through the Effective Date, neither we nor anyone on our behalf consulted with Wolf & Company, P.C. regarding either:

●	the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided to us that Wolf & Company, P.C. concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

●	any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

We delivered a copy of this disclosure to Ernst & Young and requested that they furnish us a letter addressed to the SEC stating whether they agree with the above statements. In their letter dated June 18, 2024, attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part, Ernst & Young states that they agree with the statements above concerning their firm.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all their assets are located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws. The disclosure in this section is not based on the opinion of counsel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits for further information with respect to us and our securities. All information that we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ending June 30, 2023 has been filed with the SEC and an annual report for subsequent years will be due within months following the fiscal year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and also from Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 of the Exchange Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference in the accompanying prospectus, or incorporated by reference in this prospectus, are to be deemed incorporated by reference into this prospectus and the registration statement of which they are a part. No information available on or through our website, or any other website, shall be deemed incorporated by reference into this prospectus.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at 200 Greenhill Road Eastwood SA 5063 Australia, telephone +61 8 8150 7400. Our website address is www.bionomics.com.au.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

●	our Annual Report on Form 20-F for fiscal years 2023 and 2022, filed on October 18, 2023 (as amended on January 17, 2024);

●	our Form 6-K filed with the SEC on November 28, 2023;

●	our Half-Year Report for the six months ending December 31, 2023, disclosed in Form 6-K filed with the SEC on March 15, 2024; and

●	our Form 6-K filed with the SEC on June 3, 2024.

All filings from the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Bionomics Limited

200 Greenhill Road
Eastwood, SA 5063

Australia

+61 8 8150 7400

info@bionomics.com.au

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Bionomics, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

3,641,213,340 Ordinary Shares

represented by 20,228,963 American Depositary Shares

Bionomics Limited

Prospectus

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Prospectus dated ____, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;

●	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

●	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

●	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

●	in defending or resisting criminal proceedings in which the officer or director is found guilty;

●	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

●	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of any current or former director, secretary or executive officer of the Company, or a subsidiary of the Company against every liability incurred by that person in such capacity, and for all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity, except where the Company is prohibited by statute to indemnify such person or where an indemnity would be made void by statute.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Over the past three years, we have issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”). None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of institutional investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

1.	On June 4, 2024, we issued the following securities to an institutional accredited investor: (i) 233,367,480 ordinary shares as represented by 1,296,486 restricted ADSs at a price of US$0.99 per ADS; (ii) a pre-funded warrant to purchase up to 6,279,905 ADSs at an exercise price of US$0.0001 per ADS; and (iii) an accompanying 5-year warrant to purchase up to 12,652,572 ADSs at an exercise price of US$0.99 per ADS. These issuances were exempt from registration under the Securities Act in reliance on Section 4(a)(2).

2.	On November 11, 2021, we issued 8,000,000 ordinary shares as a result of 8,000,000 warrants being exercised at their exercise price of A$0.06. This issuance was exempt from registration under the Securities Act in reliance on Section 4(a)(2).

3.	On September 2, 2021, we issued 2,000,000 ordinary shares as a result of 2,000,000 share options being exercised at their exercise price of A$0.0136. This issuance was exempt from registration under the Securities Act in reliance on Regulation S.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) to this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Constitution of Registrant (incorporated by reference to Exhibit 1.1 to Bionomics Limited’s Annual Report on Form 20-F filed on October 18, 2023)
4.1	Form of Deposit Agreement between Bionomics Limited, Citibank, N.A., as depositary, and the holders and beneficial owners of American depositary shares issued thereunder, dated December 17, 2021 (incorporated by reference to Exhibit 4.1 to Bionomics Limited’s Registration Statement on Form F-3 filed on May 5, 2023)
4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to Bionomics Limited’s Registration Statement on Form F-3 filed on May 5, 2023)
4.3	Letter Agreement between Bionomics Limited and Citibank, N.A., as depositary (incorporated by reference to Exhibit 4.3 to Bionomics Limited’s Registration Statement on Form F-3 filed on May 5, 2023)
5.1*	Opinion of Rimôn Law
10.1	Bionomics Limited Employee Share Option Plan (incorporated by reference to Exhibit 10.8 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.2	Bionomics Limited Employee Share Plan (A$1,000 Plan) – Terms of the Plan (incorporated by reference to Exhibit 10.9 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)
10.3	Bionomics Limited Employee Equity Plan – Plan Rules (incorporated by reference to Exhibit 10.10 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.4	Research Collaboration and License Agreement, dated June 26, 2014, by and between Bionomics Limited and Merck Sharp & Dohme Corp. (incorporated by reference to Exhibit 10.1 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.5	First Amendment to Research Collaboration and License Agreement, dated October 2, 2015, by and between Bionomics Limited and Merck Sharp & Dohme Corp. (incorporated by reference to Exhibit 10.2 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.6	Second Amendment to Research Collaboration and License Agreement, dated May 9, 2016, by and between Bionomics Limited and Merck Sharp & Dohme Corp. (incorporated by reference to Exhibit 10.3 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.7	Third Amendment to Research Collaboration and License Agreement, dated November 8, 2016, by and between Bionomics Limited and Merck Sharp & Dohme Corp. (incorporated by reference to Exhibit 10.4 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.8	Fourth Amendment to Research Collaboration and License Agreement, dated April 26, 2017, by and between Bionomics Limited and Merck Sharp & Dohme Corp. (incorporated by reference to Exhibit 10.5 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.9	IP License Agreement, dated November 18, 2020, by and between Bionomics Limited and Carina Biotech Pty Ltd. (incorporated by reference to Exhibit 10.6 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)
10.10	Lease, dated May 31, 2021, by and between Bionomics Limited and 200 Greenhill Road PTY LTD (incorporated by reference to Exhibit 10.8 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023)
10.11	ATM Facility Agreement, dated May 5, 2023, with Cantor Fitzgerald (incorporated by reference to Exhibit 4.12 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024))
10.12	Consultancy Agreement, dated March 18, 2019, between Bionomics Limited and Adrian Hinton (incorporated by reference to Exhibit 10.12 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)
10.13	Letter, dated June 28, 2021, amending the Consultancy Agreement dated March 18, 2019, between Bionomics Limited and Adrian Hinton (incorporated by reference to Exhibit 10.13 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)

10.14	Letter, dated July 23, 2022, amending the Consultancy Agreement dated March 18, 2019, between Bionomics Limited and Adrian Hinton (incorporated by reference to Exhibit 4.16 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024))
10.15	Letter of Appointment, dated September 3, 2008, between Bionomics Limited and Elizabeth Doolin (incorporated by reference to Exhibit 10.14 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)
10.16	Letter, dated July 1, 2020, from Bionomics Limited to Elizabeth Doolin (incorporated by reference to Exhibit 10.15 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)
10.17	Letter, dated July 1, 2021, from Bionomics Limited to Elizabeth Doolin (incorporated by reference to Exhibit 10.16 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)
10.18	Letter, dated July 1, 2022, from Bionomics Limited to Elizabeth Doolin (incorporated by reference to Exhibit 4.20 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024))
10.19	Amended and Restated Employment Agreement, dated January 15, 2023, between Spyridon “Spyros” Papapetropoulos and Bionomics Inc., (incorporated by reference to Exhibit 4.23 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024))
10.20	Consulting Agreement, dated July 2021 and amended in May 2023 and August 2023, between Danforth Advisors, LLC and Bionomics Limited, (incorporated by reference to Exhibit 4.24 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024))
10.21	Securities Purchase Agreement, dated May 31, 2024, between Bionomics Limited and Armistice Capital Master Fund Ltd., (incorporated by reference to Exhibit 99.1 to Bionomics Limited’s Report of Foreign Issuer on Form 6-K filed on June 3, 2024)
10.22	Registration Rights Agreement between Bionomics Limited and Armistice Capital Master Fund Ltd., dated June 3, 2024 (incorporated by reference to Exhibit 99.2 to Bionomics Limited’s Report of Foreign Issuer on Form 6-K filed on June 3, 2024)
10.23	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 99.3 to Bionomics Limited’s Report of Foreign Issuer on Form 6-K filed on June 3, 2024)
10.24	Form of Accompanying Warrant (incorporated by reference to Exhibit 99.4 to Bionomics Limited’s Report of Foreign Issuer on Form 6-K filed on June 3, 2024)
10.25*	Engagement Letter, dated December 1, 2023, between WG Partners and Bionomics Limited
16.1*	Letter, dated June 18, 2024, from Ernst & Young to the Securities and Exchange Commission
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Bionomics Limited’s Registration Statement on Form F-1, filed on November 22, 2021)
23.1*	Consent of Rimôn Law (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young, Independent Registered Public Accounting Firm
23.3*	Acknowledgement of Ernst & Young, Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained on the signature page to this registration statement)
107*	Filing Fee Table

*	filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on June 18, 2024.

Bionomics Limited

By:	/s/ Spyros Papapetropoulos
Name:	Spyros Papapetropoulos
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Spyros Papapetropoulos as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his name or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Spyros Papapetropoulos
Spyros Papapetropoulos	Chief Executive Officer (principal executive officer)	June 18, 2024

/s/ Tim Cunningham
Tim Cunningham	Chief Financial Officer (principal financial officer)	June 18, 2024

/s/ Adrian Hinton
Adrian Hinton	Financial Controller (principal accounting officer)	June 18, 2024

/s/ Miles Davies
Miles Davies	Director	June 18, 2024

/s/ Alan Fisher
Alan Fisher	Director	June 18, 2024

/s/ Jane Ryan
Jane Ryan, Ph.D.	Director	June 18, 2024

/s/ Aaron Weaver
Aaron Weaver	Director	June 18, 2024

/s/ David Wilson
David Wilson	Director	June 18, 2024

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bionomics Limited, has signed this registration statement in the City of Boston, State of Massachusetts on June 18, 2024.

Authorized U.S. Representative

Bionomics Inc.

By:	/s/ Spyros Papapetropoulos
Name:	Spyros Papapetropoulos
Title:	President and Chief Executive Officer